Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

PROSPECTUS

This prospectus applies to market-making offers and sales of certain outstanding debt securities (the “Specified Securities”) originally issued by Citigroup Inc. (“Citigroup”) with the following CUSIPs: 17298C7H5, 17298CA65, 17298CA40, 17298CB56, 17298CB64, 17298CB23, 17298CB31, 17298CB72, 17298CB80, 17298CB98, 17298CC22, 17298CB49, 17298CD21 and 17298CD39. The obligations of Citigroup under the Specified Securities, all of which were issued under Registration Statement number 333-192302, have been assumed by Citigroup Global Markets Holdings Inc. with Citigroup fully and unconditionally guaranteeing all payments under the Specified Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities referenced above or determined if this prospectus or any pricing supplement, any product supplement, any underlying supplement, any prospectus supplement and accompanying prospectus describing the terms of a specific series of securities is truthful or complete. Any representation to the contrary is a criminal offense.

These securities referenced above are not deposits or savings accounts but are unsecured obligations of the applicable issuer. The securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

One or more broker-dealer subsidiaries of Citigroup, including Citigroup Global Markets Inc., expect to offer and sell the outstanding securities referenced above as part of their business, and may act as principal or agent in such transactions. These broker-dealer subsidiaries may use this prospectus in connection with these activities.

June 26, 2017

Table of Contents

Page
DESCRIPTION OF THE SECURITIES	1
MARKET-MAKING ACTIVITIES	1
Conflicts of Interest	1
USE OF PROCEEDS	1
WHERE YOU CAN FIND MORE INFORMATION	1
FORWARD-LOOKING STATEMENTS	3

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DESCRIPTION OF THE SECURITIES

The securities referenced on the cover page of this prospectus have been issued and/or guaranteed under the Registration Statement listed on the cover of this prospectus. A pricing supplement, if any, product supplement, if any, underlying supplement, if any, prospectus supplement, if any, and prospectus describing each such security (each, a “disclosure document”) have been filed with the Securities and Exchange Commission and each of these disclosure documents is incorporated by reference herein in its entirety, except for any portion of each disclosure document that incorporates by reference the relevant issuer’s prior and future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

MARKET-MAKING ACTIVITIES

This prospectus, together with the relevant pricing supplement, if any, product supplement, if any, underlying supplement, if any, prospectus supplement, if any, and prospectus describing the terms of the specific securities being offered and sold, may be used by Citigroup’s broker-dealer subsidiaries in connection with offers and sales of such securities (subject to obtaining any necessary approval of any stock exchange on which such securities are listed for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries may act as principal or agent in these transactions. None of these subsidiaries is obligated to make a market in any of the securities referenced on the cover of this prospectus and any such subsidiary may discontinue any market making at any time without notice, at its sole discretion.

Conflicts of interest. Each broker-dealer subsidiary of Citigroup is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the securities referenced on the cover page of this prospectus. Accordingly, the participation of any such entity in the offerings of such securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121 or will be conducted pursuant to FINRA Rule 2310, as applicable.

USE OF PROCEEDS

Neither Citigroup nor Citigroup Global Markets Holdings Inc. will receive any of the proceeds from the sale of the securities referenced on the cover page of this prospectus. All secondary market offers and sales made pursuant to this prospectus and the pricing supplement, if any, product supplement, if any, underlying supplement, if any, prospectus supplement, if any, and prospectus describing the terms of the specific securities being offered and sold will be for the accounts of the broker-dealer subsidiaries of Citigroup in connection with market-making transactions.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, Citigroup and Citigroup Global Markets Holdings Inc. filed a registration statement relating to the market-making activities of Citigroup’s subsidiaries in the securities referenced on the cover of this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC’s public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows Citigroup to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will

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automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-09924):

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 24, 2017;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 1, 2017;

•	Current Reports on Form 8-K filed on January 12, 2016, January 15, 2016 (to the extent filed with the SEC), February 1, 2016, February 1, 2016, February 2, 2016, February 18, 2016, February 18, 2016, February 26, 2016, March 9, 2016, March 9, 2016, March 30, 2016, March 30, 2016, April 6, 2016, April 12, 2016 (to the extent filed with the SEC), April 15, 2016 (to the extent filed with the SEC), April 26, 2016, April 28, 2016, April 29, 2016, May 2, 2016, May 4, 2016, May 4, 2016, May 18, 2016, May 20, 2016, June 9, 2016, June 9, 2016, June 9, 2016, June 17, 2016, June 29, 2016, July 15, 2016 (to the extent filed with the SEC), July 25, 2016, August 2, 2016, August 2, 2016, August 4, 2016, August 26, 2016, September 15, 2016, October 14, 2016 (to the extent filed with the SEC), October 21, 2016, October 27, 2016, November 21, 2016, December 2, 2016, December 8, 2016, December 15, 2016 , December 16, 2016, December 29, 2016, January 10, 2017, January 18, 2017 (to the extent filed with the SEC), February 13, 2017, February 15, 2017, February 17, 2017, April 6, 2017 (to the extent filed with the SEC), April 7, 2017, April 13, 2017 (to the extent filed with the SEC), April 25, 2017, April 28, 2017, May 10, 2017, May 17, 2017 and June 16, 2017;

•	Definitive Proxy Statement on Schedule 14A, filed on March 15, 2017; and

•	Current Report on Form 8-K, dated May 11, 2009, describing Citigroup’s common stock, including any amendments or reports filed for the purpose of updating such description.

In no event, however, will any of the information that Citigroup furnishes to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than files with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document.

All documents filed by Citigroup specified in Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

Citigroup Document Services

540 Crosspoint Parkway

Getzville, NY 14068

(716) 730-8055 (tel.)

(877) 936-2737 (toll free)

You should rely only on the information provided in this prospectus and the pricing supplement, if any, product supplement, if any, underlying supplement, if any, prospectus supplement, if any, and prospectus describing the terms of the specific securities being offered and sold in the secondary market, as well as the information incorporated by reference. Neither Citigroup nor Citigroup Global Markets Holdings Inc. nor any broker-dealer subsidiary of Citigroup is making an offer of any of the securities referenced on the cover of this prospectus in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable pricing supplement, any applicable product supplement, any applicable underlying supplement, any applicable prospectus supplement and the prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

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FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in other information incorporated by reference in this prospectus are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements are not based on historical facts but instead represent only Citigroup’s and its management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, estimate, may increase, may fluctuate, and similar expressions, or future or conditional verbs such as will, should, would and could.

Such statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances. Actual results and capital and other financial conditions may differ materially from those included in these statements due to a variety of factors, including without limitation the precautionary statements included in this prospectus and the factors and uncertainties summarized under “Forward-Looking Statements” in Citigroup’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and the factors listed and described under “Risk Factors” in Citigroup’s most recent Annual Report on Form 10-K.

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